EXHIBIT 99.1

CONTACT:
Kelly Taylor
Director, Investor Relations
(216) 676-2000

GrafTech Reports Third Quarter 2014 Results

PARMA, Ohio - October 30, 2014 - GrafTech International Ltd. (NYSE:GTI) today announced financial results for the third quarter ended September 30, 2014.

2014 Third Quarter Review

•	Net sales were $260 million, a decrease of 14 percent, compared to $303 million in the same period of the prior year.

•	Industrial Materials segment revenue declined 11 percent primarily due to lower graphite electrode realized pricing and weaker sales volumes outside of the United States.

•	Engineered Solutions segment revenue decreased 26 percent due to weaker sales volumes in advanced consumer electronics.

•
Earnings were a net loss of $(35) million, or $(0.26) per diluted share, versus net loss of $(8) million, or $(0.06) per diluted share in the same period of the prior year. The net loss in the third quarter of 2014 includes $22 million, net of tax, of special charges. The net loss in the third quarter of 2013 includes $13 million, net of tax, of special charges. Excluding these charges, adjusted net loss* was $(13) million, or $(0.09) per diluted share in the current quarter, as compared to net income of $6 million or $0.04 per diluted share in the third quarter of 2013.

•	EBITDA* (which excludes special charges) was $24 million as compared to $35 million in the same period of the prior year.

•	Net cash provided by operating activities was $27 million and net debt* was $530 million, a $10 million reduction from year-end 2013.

•
On September 23, 2014, GrafTech announced an incremental $30 million in cost savings actions through additional rightsizing initiatives, redesign of the research and development function and downsizing of corporate functions.

*Non-GAAP financial measures. See attached reconciliations.

Joel Hawthorne, Chief Executive Officer of GrafTech, commented, "We remain focused on our initiative, launched in October 2013, to identify and implement actions to streamline our business model with greater accountability and cost efficiency. In the third quarter, we identified and began implementing an additional $30 million in cost savings, bringing annual cost savings announced in the last year to over $120 million."

Industrial Materials Segment
Net sales for Industrial Materials decreased 11 percent to $209 million in the third quarter of 2014, as compared to $233 million in the third quarter of 2013. The decline in revenue was driven by lower realized graphite electrode pricing and weaker graphite electrode shipments outside of the United States.

The Industrial Materials segment had an operating loss of $(7) million in the third quarter of 2014 versus an operating loss of $(13) million in the same period of the prior year, largely driven by charges related to the rationalization initiatives announced in both periods. Adjusted segment operating income* (which excludes special charges in both periods) was approximately $2 million in the third quarter of 2014 and approximately $4 million in the third quarter of 2013.

Mr. Hawthorne commented, “The demand for graphite electrodes in the United States has been solid, but has not been able to offset weakening demand in other regions. As a result, and as detailed in our September release, we expect that some graphite electrode shipments will be delayed into 2015."

Mr. Hawthorne continued, "Despite price levels being approximately eight percent lower than the prior year quarter, operating income was essentially flat, reflecting some of the benefits of our completed cost reduction initiatives. We remain focused on maximizing the cost efficiency of our Industrial Materials segment and are well positioned to capitalize on a recovery in demand for our products."

Engineered Solutions Segment
Net sales for Engineered Solutions decreased 26 percent to $52 million in the third quarter of 2014 compared to $70 million in the third quarter of 2013. Operating loss for the Engineered

*Non-GAAP financial measures. See attached reconciliations.

Solutions segment was $(16) million in the third quarter of 2014 versus operating income of $4 million in the same period in 2013.

On October 6, 2014, one of the Company's customers in its advanced graphite materials business unexpectedly filed for bankruptcy, resulting in a $5 million charge in the third quarter of 2014 related to accounts receivable and inventory. Revenue associated with this customer was $4 million in the third quarter of 2014 and $18 million year-to-date.

Adjusted segment operating loss* (which excludes the impact of the customer bankruptcy and other special charges) was $(2) million in the third quarter of 2014. Weak demand and order cancellations for our advanced consumer electronics products adversely impacted revenue and profitability in the quarter.

Mr. Hawthorne commented, "While discrete events such as weak product launches by an end customer and the unexpected bankruptcy of another have significantly impacted our 2014 expectations for Engineered Solutions, we continue to believe that this segment will be a driving factor in future value creation. We are fully committed to returning this segment to profitability and this is a priority as we continue to take actions to improve its performance."

Corporate
Total Company selling and administrative expenses and research and development expenses were $30 million for the third quarter of 2014, compared to $31 million in the third quarter of 2013.

Interest expense was $9 million in the third quarter of 2014, which was flat compared to the third quarter of 2013.

Outlook
In its October 7, 2014 report, the International Monetary Fund (IMF), reduced its estimate for 2014 global GDP growth to 3.3 percent, 0.4 percentage points lower than its April forecast. The report states that downside risks to the global economic recovery have increased due to geopolitical uncertainty and volatility in financial markets. Although recoveries in certain developed

*Non-GAAP financial measures. See attached reconciliations.

economies including the United States have been stronger than previously expected, the slowdown in emerging economies has contributed to the lower global growth projection.

According to the World Steel Association, 2014 global steel production increased two percent, excluding China, through the end of September 2014.  While North American operating rates continued to show improvement in the third quarter of 2014, the European Union reported lower steel production year-over-year in the month of September, reversing prior growth trends.

Mr. Hawthorne commented, "We continue to face a challenging operating environment and, as previously stated, we have seen five to ten percent of graphite electrode shipments for the second half of 2014 being delayed into 2015, resulting in reduced graphite electrode production rates. We remain focused on execution of our cost savings initiatives and providing our customers with superior service and quality."

In summary, the Company’s expectations for 2014 (excluding the impact of special charges) are as follows:

•	Full year EBITDA* target of $105 million to $115 million;

•	Operating cash flow of approximately $95 million to $110 million;

•	Working capital reduction of approximately $70 million; and

•	Capital expenditures of approximately $80 million to $90 million.

Mr. Hawthorne concluded, “Delevering our balance sheet remains a priority for our Company, and we continue to reduce costs, inventories and capital expenditures to achieve that goal. The GrafTech Board and management team are committed to restoring and growing value for our shareholders by leveraging our backward-integrated, low-cost, differentiated business model and executing on our strategy by commercializing solutions."

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. Eastern. The call will be webcast and available at www.GrafTech.com, in the investor relations section. The earnings call dial-in number is 877-736-7716 for domestic and 706-501-7465 for international. A rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.GrafTech.com, in the investor relations section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission (SEC) and other information available at www.GrafTech.com. The information in our website is not part of this release or any report we file or furnish to the SEC. Upon request, GrafTech will provide its stockholders with a hard copy of its complete audited financial statement, free of charge.

*Non-GAAP financial measures. See attached reconciliations.

GrafTech International is a global company that has been redefining limits for more than 125 years. We offer innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy applications and latest generation electronics. GrafTech operates 18 principal manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Parma, Ohio, GrafTech employs approximately 2,600 people. For more information, call 216-676-2000 or visit www.GrafTech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our outlook for 2014 and 2015; future or targeted operational and financial performance; growth prospects and rates; the markets we serve; future or targeted profitability, cash flow, liquidity, sales, costs and expenses, tax rates, working capital, inventory levels, debt levels, capital expenditures, EBITDA, cost savings and business opportunities and positioning; strategic plans; stock repurchase plans; cost, inventory and supply chain management; rationalization and related activities; the impact of rationalization, product line changes, cost competitiveness and liquidity initiatives; expected or targeted changes in production capacity or levels, operating rates or efficiency in our operations or our competitors' or customers' operations; future prices and demand for our products; product quality; diversification, new products, and product improvements and their impact on our business; the integration or impact of acquired businesses; investments and acquisitions that we may make in the future; possible financing or refinancing (including factoring and supply chain financing) activities; our customers' operations, order patterns and demand for their products; the impact of customer bankruptcies; our position in markets we serve; regional and global economic and industry market conditions, including our expectations concerning their impact on us and our customers and suppliers; conditions and changes in the global financial and credit markets; legal proceedings and antitrust investigations; our liquidity and capital resources, including our obligations under our senior subordinated notes that mature in November 2015; tax rates and the effects of jurisdictional mix; the impact of accounting changes; and currency exchange and interest rates and changes therein.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, due to various factors, including: adjustments to our 2014 third quarter results; actual timing of the filing of our Form 10-Q with the SEC and potential effects of delays in such filing; failure to achieve cost savings, EBITDA or other estimates; actual outcome of uncertainties associated with assumptions and estimates used when applying critical accounting policies and preparing financial statements; failure to successfully develop and commercialize new or improved products; adverse changes in cost, inventory or supply chain management; limitations or delays on capital expenditures; business interruptions including those caused by weather, natural disaster, or other causes; delays or changes in, or non-consummation of proposed investments or acquisitions; failure to successfully integrate or achieve expected synergies, performance or returns expected from any completed investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities; changes in our ability to obtain new or refinance existing financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings or investigations; non-realization of anticipated benefits from, or variances in the cost or timing of, organizational changes, rationalizations and restructurings; loss of market share or sales due to rationalization, product line changes, or pricing activities; negative developments relating to health, safety or environmental compliance, remediation or liabilities; downturns, production reductions or suspensions, or other changes in steel, electronics and other markets we or our customers serve; customer or supplier bankruptcy or insolvency events; political unrest which adversely impacts us or our customers' businesses; declines in demand; intensified competition and price or margin decreases; graphite electrode and needle coke manufacturing capacity increases; fluctuating market prices for our products, including adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum-based coke or energy; changes in interest or currency exchange rates; inflation or deflation; failure to satisfy conditions to government grants; continuing uncertainty over fiscal or monetary policies or conditions in the U.S., Europe, China or elsewhere; changes in fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

*Non-GAAP financial measures. See attached reconciliations.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)

	As of December 31, 2013	As of September 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$11,888	$10,878
Accounts and notes receivable, net of allowance for doubtful accounts of $6,718 as of December 31, 2013 and $8,592 as of September 30, 2014	199,566	163,971
Inventories	490,414	418,477
Prepaid expenses and other current assets	73,790	87,988
Total current assets	775,658	681,314
Property, plant and equipment	1,588,880	1,573,995
Less: accumulated depreciation	767,895	908,440
Net property, plant and equipment	820,985	665,555
Deferred income taxes	10,334	13,614
Goodwill	496,810	495,944
Other assets	114,061	105,018
Total assets	$2,217,848	$1,961,445
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$115,212	$98,722
Short-term debt	1,161	1,144
Accrued income and other taxes	30,687	26,073
Rationalizations	18,421	12,747
Supply chain financing liability	9,455	—
Other accrued liabilities	40,939	44,211
Total current liabilities	215,875	182,897

Long-term debt	541,593	539,509
Other long-term obligations	97,947	89,984
Deferred income taxes	41,684	40,676

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 225,000,000 shares authorized, 151,929,565 shares issued as of December 31, 2013 and 152,604,441 shares issued as of September 30, 2014	1,519	1,525
Additional paid-in capital	1,820,451	1,826,935
Accumulated other comprehensive loss	(292,624)	(313,560)
Retained earnings (deficit)	39,625	(162,268)
Less: cost of common stock held in treasury, 16,341,311 shares as of December 31, 2013 and 16,092,662 shares as of September 30, 2014	(247,190)	(243,098)
Less: common stock held in employee benefit and compensation trusts, 87,206 shares as of December 31, 2013 and 107,406 shares as of September 30, 2014	(1,032)	(1,155)
Total stockholders’ equity	1,320,749	1,108,379
Total liabilities and stockholders’ equity	$2,217,848	$1,961,445

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2014	2013	2014

Net sales	$303,084	$260,458	$858,172	$825,433
Cost of sales	266,440	242,814	724,057	764,142
Gross profit	36,644	17,644	134,115	61,291

Research and development	2,994	2,871	8,874	8,544
Selling and administrative expenses	27,626	26,980	87,500	89,024
Rationalizations	14,593	10,844	14,593	11,761
Impairments	—	—	—	121,570
Operating (loss) income	(8,569)	(23,051)	23,148	(169,608)

Other expense, net	(772)	1,149	753	1,902
Interest expense	9,098	9,069	27,053	27,223
Interest income	(49)	(144)	(162)	(257)
Loss before provision for income taxes	(16,846)	(33,125)	(4,496)	(198,476)

Provision for income taxes	(9,216)	1,818	(5,458)	3,417
Net (loss) income	$(7,630)	$(34,943)	$962	$(201,893)

Basic (loss) income per common share:
Net (loss) income per share	$(0.06)	$(0.26)	$0.01	$(1.48)
Weighted average common shares outstanding	135,134	136,375	134,949	136,007

Diluted (loss) income per common share:
Net (loss) income per share	$(0.06)	$(0.26)	$0.01	$(1.48)
Weighted average common shares outstanding	135,134	136,375	135,122	136,007

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2014	2013	2014
Cash flow from operating activities:
Net (loss) income	$(7,630)	$(34,943)	$962	$(201,893)
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	26,902	26,616	71,770	93,123
Impairments	—	—	—	121,570
Inventory write-downs	1,600	8,100	1,600	18,800
Deferred income tax provision	(2,840)	(3,219)	(2,563)	(4,943)
Post-retirement and pension plan changes	1,226	1,004	3,468	4,097
Stock-based compensation	2,193	1,257	5,938	4,009
Interest expense	3,540	3,634	10,459	11,105
Other charges, net	1,596	1,264	3,016	4,047
Decrease (increase) in working capital*	29,013	28,861	(22,003)	48,577
Increase in long-term assets and liabilities	(2,068)	(5,585)	(7,469)	(15,603)
Net cash provided by operating activities	53,532	26,989	65,178	82,889
Cash flow from investing activities:
Capital expenditures	(24,180)	(22,850)	(62,698)	(69,314)
Proceeds from the sale of assets	—	1,556	—	4,079
(Payments for) proceeds from derivative instruments	(620)	(379)	852	(573)
Insurance recoveries	2,049	—	2,333	2,834
Net cash used in investing activities	(22,751)	(21,673)	(59,513)	(62,974)
Cash flow from financing activities:
Short-term debt reductions, net	1,567	1,002	(4,082)	(17)
Revolving Facility borrowings	23,000	20,000	134,000	229,000
Revolving Facility reductions	(48,000)	(35,000)	(118,500)	(240,000)
Principal payments on long-term debt	(49)	(32)	(189)	(158)
Supply chain financing	(6,053)	—	(14,422)	(9,455)
Proceeds from exercise of stock options	—	—	175	2,813
Purchase of treasury shares	(135)	(185)	(844)	(620)
Revolving Facility refinancing	—	(105)	—	(2,741)
Other	(766)	93	(7,206)	1,011
Net cash used in financing activities	(30,436)	(14,227)	(11,068)	(20,167)
Net increase (decrease) in cash and cash equivalents	345	(8,911)	(5,403)	(252)
Effect of exchange rate changes on cash and cash equivalents	139	(939)	(444)	(758)
Cash and cash equivalents at beginning of period	10,986	20,728	17,317	11,888
Cash and cash equivalents at end of period	$11,470	$10,878	$11,470	$10,878

* Net change in working capital due to the following components:
Change in current assets:
Accounts and notes receivable, net	$2,895	$7,535	$30,971	$29,693
Inventories	19,803	14,826	(13,581)	46,424
Prepaid expenses and other current assets	5,313	3,100	(11,049)	(15,560)
Decrease in accounts payable and accruals	(17,800)	(10,788)	(47,541)	(11,072)
Rationalizations	14,129	9,405	14,129	(5,671)
Increase in interest payable	4,673	4,783	5,068	4,763
Decrease (increase) in working capital	$29,013	$28,861	$(22,003)	$48,577

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY AND RECONCILIATION (Dollars in thousands) (Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2014	2013	2014
Net sales:
Industrial Materials	$233,277	$208,573	$673,394	$634,004
Engineered Solutions	69,807	51,885	184,778	191,429
Total net sales	$303,084	$260,458	$858,172	$825,433

Segment operating income:
Industrial Materials	(12,945)	(7,219)	10,663	(28,009)
Engineered Solutions	4,376	(15,832)	12,485	(141,599)
Total segment operating income	$(8,569)	$(23,051)	$23,148	$(169,608)

Reconciling Items:

Rationalizations - Industrial Materials (including corporate allocations)	14,345	7,093	14,345	8,038
Rationalizations - Engineered Solutions (including corporate allocations)	248	3,751	248	3,723
Impairments - Engineered Solutions	—	—	—	121,570
Total rationalizations and impairments	14,593	10,844	14,593	133,331

Rationalization related
Industrial Materials (recorded in Cost of sales)	2,954	2,456	2,954	27,884
Industrial Materials (recorded in Selling and administrative)	—	93	—	171
Engineered Solutions (recorded in Cost of sales)	—	5,593	—	17,597
Engineered Solutions (recorded in Selling and administrative)	—	16	—	16
Total rationalization related	—	8,158	2,954	45,668

Proxy contest expenses - allocated to Industrial Materials	—	—	—	1,888
Proxy contest expenses - allocated to Engineered Solutions	—	—	—	550
Advanced graphite materials customer bad debt, inventory charge	—	4,829	—	4,829
Total other expenses	—	4,829	—	7,267

Segment adjusted operating income:
Industrial Materials	4,354	2,423	27,962	9,972
Engineered Solutions	4,624	(1,643)	12,733	6,686
Total adjusted segment operating income	$8,978	$780	$40,695	$16,658

Adjusted operating income margin:
Industrial Materials	1.9%	1.2%	4.2%	1.6%
Engineered Solutions	6.6%	(3.2)%	6.9%	3.5%
Total adjusted operating income margin	3.0%	0.3%	4.7%	2.0%

NOTE ON RECONCILIATION OF OPERATING INCOME DATA: Adjusted segment operating income is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that adjusted segment operating income is generally viewed as providing useful information regarding a segment's operating profitability. Management uses adjusted segment operating income as well as other financial measures in connection with its decision-making activities. Adjusted segment operating income should not be considered in isolation or as a substitute for segment operating income or other consolidated income data prepared in accordance with GAAP. GrafTech's method for calculating adjusted segment operating income may not be comparable to methods used by other companies.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF OTHER NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

EBITDA Reconciliation
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		Full Year Target
	2013	2014	2013	2014	2014

EBITDA	$34,557	$23,749	$111,142	$84,458	$105,000 - $115,000
Adjustments
Depreciation and amortization	(25,579)	(22,971)	(70,447)	(67,799)	(90,000)
Rationalization related depreciation	—	(3,645)	—	(25,324)	(30,324)
Rationalizations	(14,593)	(10,843)	(14,593)	(11,761)	(11,761)
Impairments	—	—	—	(121,570)	(121,570)
Rationalizations related charges	(2,954)	(4,512)	(2,954)	(20,345)	(23,345)
Advanced graphite materials customer bad debt and inventory charge	—	(4,829)	—	(4,829)	(4,829)
Proxy contest expenses	—	—	—	(2,438)	(2,438)
Operating income	(8,569)	(23,051)	23,148	(169,608)	(179,267) - (169,267)
Other (expense) income, net	772	(1,149)	(753)	(1,902)	(2,500)
Interest expense	(9,098)	(9,069)	(27,053)	(27,223)	(36,000)
Interest income	49	144	162	257	300
Income taxes	9,216	(1,818)	5,458	(3,417)	0 - (3,000)
Net income (loss)	$(7,630)	$(34,943)	$962	$(201,893)	$(217,467) - $(210,467)

NOTE ON EBITDA RECONCILIATION: EBITDA is a non-GAAP financial measure that GrafTech currently calculates according to the schedule above, using historical or estimated target GAAP amounts as indicated above. GrafTech believes that EBITDA measures are generally accepted as providing useful information regarding a company’s ability to incur and service debt as well as productivity and cash generation. Management uses EBITDA measures as well as other financial measures in connection with its decision-making activities. EBITDA measures should not be considered in isolation or as a substitute for net income (loss), cash flows from operations or other consolidated income or cash flow data prepared in accordance with GAAP. GrafTech’s method for calculating EBITDA measures may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA measures under its senior secured revolving credit facility or other debt instruments.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF OTHER NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

Adjusted Net Income and Earnings Per Share Reconciliation

	For the Three Months Ended September 30, 2013		For the Three Months Ended September 30, 2014
	Income (Loss)	EPS	Income (Loss)	EPS
Total Company
Net income (loss)	$(7,630)	$(0.06)	$(34,943)	$(0.26)
Rationalizations, net of tax	10,707	0.08	7,123	0.05
Rationalization and impairment related, net of tax	2,661	0.02	5,088	0.05
Valuation allowance	—	—	6,786	0.05
Advanced graphite materials customer bad debt and inventory charge	—	—	3,062	0.02
Adjusted net income (loss)	$5,738	$0.04	$(12,884)	$(0.09)

	For the Nine Months Ended September 30, 2013		For the Nine Months Ended September 30, 2014
	Income (Loss)	EPS	Income (Loss)	EPS
Total Company
Net income (loss)	$962	$0.01	$(201,893)	$(1.48)
Rationalizations, net of tax	10,707	0.08	7,760	0.06
Impairment of long-lived assets, net of tax	—	—	76,544	0.56
Rationalization and impairment related, net of tax	2,661	0.02	30,346	0.22
Valuation allowance	—	—	65,715	0.49
Advanced graphite materials customer bad debt and inventory charge	—	—	3,062	0.02
Proxy contest expenses, net of tax	—	—	1,521	0.01
Adjusted net income (loss)	$14,330	$0.11	$(16,945)	$(0.12)

NOTE ON RECONCILIATION OF EARNINGS DATA: Adjusted net income and adjusted earnings per share are non-GAAP financial measures that GrafTech calculates according to the schedule above, using historical GAAP amounts. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that adjusted net income and adjusted earnings per share are generally viewed as providing useful information regarding a company's operating profitability. Management uses adjusted net income and adjusted earnings per share as well as other financial measures in connection with its decision-making activities. Adjusted net income and adjusted earnings per share should not be considered in isolation or as a substitute for net income or other consolidated income data prepared in accordance with GAAP. GrafTech's method for calculating adjusted net income and adjusted earnings per share may not be comparable to methods used by other companies.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF OTHER NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
    (Unaudited)

Net Debt Reconciliation
	As of December 31, 2013	As of September 30, 2014

Long-term debt	$541,593	$539,509
Short-term debt	1,161	1,144
Supply chain financing	9,455	—
Total debt	552,209	540,653
Less:
Cash and cash equivalents	11,888	10,878
Net Debt	$540,321	$529,775

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility or other debt instruments.